Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated October 20, 2008
Relating to Preliminary Prospectus dated October 14, 2008
Registration No. 333-151403

FREE WRITING PROSPECTUS

This free writing prospectus is being filed to advise you of a modification to the preliminary prospectus, dated October 14, 2008 (the “Preliminary Prospectus”), included in Amendment No. 1 to the Registration Statement on Form S-11 (File No. 333-151403) of Chimera Investment Corporation (the “Company”), as filed with the Securities and Exchange Commission on October 14, 2008 (the “Registration Statement”), relating to the Company’s proposed offer and sale of shares of its common stock. This free writing prospectus relates only to the securities described in the Registration Statement, is only a summary of the modification to the Preliminary Prospectus and should be read together with the Preliminary Prospectus included in the Registration Statement, including the section entitled “Risk Factors” beginning on page 19 of the Preliminary Prospectus.

To review our current registration statement and the Preliminary Prospectus, click the following link on the SEC web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC web site): http://www.sec.gov/Archives/edgar/data/1409493/000093041308005988/0000930413-08-005988-index.htm

Elimination of the Manager’s Incentive Fee

In the Preliminary Prospectus, the Company has disclosed that, on October 13, 2008, the Company and Fixed Income Discount Advisory Company (the “Manager”) amended the Company’s management agreement (as amended the “Management Agreement”) to reduce the base management fee from 1.75% per annum to 1.50% per annum of the Company’s stockholders’ equity and provide that the incentive fees may be paid in cash or shares of the Company’s common stock, at the election of the Company’s board of directors.

This free writing prospectus is being filed to advise you of a further modification to the Management Agreement. On October 19, 2008, the Company and the Manager further amended the Management Agreement to provide that the incentive fee be eliminated in its entirety and the Manager receive only the base management fee of 1.50% per annum of the Company’s stockholders’ equity.

OUR CENTRAL INDEX KEY, OR CIK, ON THE SEC WEB SITE IS: 0001409493.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND TO YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING MERRILL LYNCH & CO. TOLL FREE 1-866-500-5408.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.